UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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MEDICAL CONNECTIONS HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

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MEDICAL CONNECTIONS HOLDINGS, INC.
4800 T  Rex Avenue, Suite 310
Boca Raton, Florida  33431
(800) 681-2056

NOTICE OF SHAREHOLDER ACTION BY WRITTEN CONSENT

To our Shareholders:

This Notice and Information Statement are being furnished to the shareholders of Medical Connections Holdings, Inc., a Florida corporation (the “Company,” “we” or “us”), in connection with action taken by the holders of a majority of the issued and outstanding voting securities of the Company, approving, by a written consent, dated as of  December 22, 2010,  the following proposals:

1.  The election of Dr. Albert G. Biehl, Anthony J. Nicolosi, Jeffrey S. Rosenfeld, Robert B. Taylor and James E. Wallace to serve as directors of our Company until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

2.  An amendment to the Company's Articles of Incorporation to increase the authorized capital to 200 million shares of common stock and 10 million shares of preferred stock.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information.
December 22, 2010

Sincerely,

/s/ Jeffrey S. Rosenfeld
Jeffrey S. Rosenfeld
Chief Executive Officer

Important Notice Regarding the Availability of Information Statements Materials in connection with this Notice of Shareholder Action by Written Consent

This Information Statement is available at www.mcthcorporate.com  under the tab for "Investor Relations -Information Statement Materials."

MEDICAL CONNECTIONS HOLDINGS, INC.
4800 T  Rex Avenue, Suite 310
Boca Raton, Florida  33431
(800) 681-2056

INFORMATION STATEMENT

December 22, 2010

We Are Not Asking You for a Proxy and You are Requested Not to Send Us a Proxy.

ABOUT THIS INFORMATION STATEMENT
General

This Information Statement is being furnished by Medical Connections Holdings, Inc., a Florida corporation (the “Company,” “we,” or “us”), in connection with action taken by holders of a majority of the issued and outstanding voting securities of the Company, approving by written consent dated as of December 22, 2010, the following:

- the election of Dr. Albert G. Biehl, Anthony J. Nicolosi, Jeffrey S. Rosenfeld, Robert B. Taylor and James E. Wallace to serve as directors of our Company until the next Annual Meeting of Shareholders or until their successors are elected and qualified.

-an amendment our Articles of Incorporation to increase our authorized capital to 200 million shares of common stock and 10 million shares of preferred stock.

This Information Statement is being provided pursuant to the requirements of Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to holders of the Company’s common stock, Series A preferred stock, Series B preferred stock and Series C preferred stock,  entitled to vote or give an authorization or consent in regard to the matters acted upon by written consent. This Information Statement also constitutes notice, pursuant to Section 607.0704 of the Florida Business Corporation Act (“FBCA”), of the taking of corporate action without a meeting by less than unanimous written consent of the Company’s shareholders.  The actions taken by the Majority Shareholders will not become effective until at least 40 days after the initial mailing of the Information Statement.

Internet Availability of Information Statement Materials

We are using the “Notice and Access” method of providing the Information Statement and our Annual Report on Form 10-K for fiscal 2009 (collectively, the "Information Statement Materials") to you via the Internet.  We believe that this new process should provide you with a convenient and quick way to access these materials, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about December 24, 2010 we will mail to many of our shareholders a Notice of Internet Availability of the Information Statement Materials ("Notice") containing instructions on how to access our Information Statement and our Form 10-K for fiscal 2009.

Voting and Vote Required

We are not seeking consent, authorizations or proxies from you. Section 607.0704 of the FBCA provides that, unless otherwise provided in the articles of incorporation, action required or permitted to be taken at a meeting of shareholders may be taken without a meeting and without a vote if the action is taken by holders of outstanding stock having not less than the minimum number of votes that would have been necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Our Articles of Incorporation permit action by shareholders without a meeting if a consent authorizing such action is signed by the holders of outstanding stock constituting the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted.

The shareholders, who together constitute the holders of a majority of the outstanding voting power of the Company ("Majority Shareholders"), have executed an action by written consent of Majority Shareholders approving the election of Dr. Albert G. Biehl, Anthony J. Nicolosi, Jeffrey S. Rosenfeld, Robert B. Taylor and James E. Wallace to serve as directors of our Company until the next Annual Meeting of Shareholders or until their successors are elected and qualified.   The shareholders constituting the Majority Shareholders are Brian Neill, Anthony Nicolosi and Jeffrey Rosenfeld, who together hold 56.15% of the Company's total voting power, which is represented by the Company's common stock, Series A preferred stock, Series B preferred stock and Series C preferred stock all voting together as a single class.   The Majority Shareholders also own 100% of the Company's issued and outstanding Series C preferred stock which is entitled to appoint a majority of the directors to the Company's Board.  As of December 22, 2010 (the "Record Date"), the Company had 110,112,378 shares of common stock outstanding,  55,845 shares of Series A preferred stock outstanding,  500,000 shares of Series B preferred stock outstanding and 1,200,000 shares of Series C preferred stock outstanding.

Election of Directors

Our Board of Directors, by unanimous written consent dated as of  December 22, 2010, has determined that it is in the best interests of our Company to recommend to our shareholders that five directors be elected to serve as members of the Company’s Board of Directors. Our Articles of Incorporation provide that the holders of a majority of our Series C preferred stock shall have the right to appoint a majority of the directors to the Board and the remaining directors are elected by a plurality of votes of the shareholders entitled to vote on the matter, which is the holders of the Company's common stock, Series A preferred stock, Series B preferred stock and Series C preferred stock, voting together as a single group. By written consent dated as of December 22, 2010, the Majority Shareholders designated that the number of directors shall be five.  The Majority Shareholders, who own 100% of the outstanding Series C preferred stock, approved the election of Dr. Albert G. Biehl, Anthony J. Nicolosi and Jeffrey S. Rosenfeld as directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified on behalf of the Series C preferred shareholders.  The Majority Shareholders, on behalf of the shareholders owning the a majority of the total outstanding voting power of the Company, approved the election of Robert B. Taylor and James E. Wallace as directors to serve until the next Annual Shareholder's Meeting or until their successors are elected and qualified.

The name, age and position of the Company's directors and executive officers are as follows. Our directors serve for a term of one (1) year, or until their successors are elected and qualified.

Name	Age	Position(s)
Jeffrey Rosenfeld	50	Chief Executive Officer/Director
Anthony Nicolosi	39	President/Director
Brian Neill	56	Chief Financial Officer
Albert Biehl	64	Director
Robert B. Taylor Jr.	70	Director
James E. Wallace	62	Director

Jeffrey Rosenfeld, has served as our Chief Executive Officer since June 30, 2010 and as a Director since July 2008.   Mr. Rosenfeld has more than 15 years of business development and sales experience. In January 2007, he joined CBIZ, an international accounting and consulting firm as its East Coast Market Leader and currently serves as its nationwide vice president of sales and marketing. Prior to his role with CBIZ, Mr. Rosenfeld was President of Medical Staffing Direct, a healthcare staffing company that specialized in placing nurses on a per diem basis in emergency rooms throughout the U.S. He has over 15 years business development and sales experience, with expertise in, among other areas, client relationship management and strategic business communications.  Mr. Rosenfeld earned a B.S. in finance from Boston University.

Anthony J. Nicolosi has served as the President and Director of the Company since December 2005. Mr. Nicolosi has more than 12 years experience in investment banking and brokerage service companies.   Mr. Nicolosi co-founded Medical Connections, our principal operating subsidiary in November 2002. He previously served as president and CEO of Capital Market Partners, Inc., a brokerage firm, in Pompano Beach, Florida. Mr. Nicolosi also served as a Financial Executive with Citicorp Investment Services of Dania Beach, Florida.  Mr. Nicolosi attended Southern Connecticut University for two years and Florida Atlantic University for two years.

Brian R. Neill has served as our Chief Financial Officer since April 2008.  He has over 25 years of experience providing leadership in finance and operations to various companies ranging in size from privately held middle market companies to a Fortune 1000 publicly held corporation in the fields of biotech, engineering, data technology, retail and banking. He has worked as the executive vice president and chief financial officer for Lithia Motors, Inc. and Powersports, Inc. Mr. Neill holds a Bachelor of Science from Northwest Christian College and has been active over the years with Financial Executives Institute and has served on the executive committees of local United Way agencies.

Dr. Albert G. Biehl has served as a Director since July 2008.  He currently serves as the Vice President of Medical Affairs at Bethesda Memorial Hospital located in Boynton Beach, Florida. Prior thereto, from 1982 through 1999 he was a partner with Boca Surgical Associates located in Boca Raton, Florida.

Robert B. Taylor, Jr. has served as a Director since July 2008.  From 1979 through 2006, Mr. Taylor held various positions at the Bethesda Memorial Hospital including that of Senior Vice President of Finance and Treasurer. Currently, Mr. Taylor serves as a management consultant and analyst for the hospital.

James E. Wallace has served as a director since  August 17, 2010.  Mr. Wallace was the founder and President of Wallace Employee Benefits, which specialized in employee benefits, group health insurance, disability coverage, life insurance, salary continuation plans and executive pension plans for executives from 1974-2007 and Wallace Pension and Actuaries, which designed, implemented and administered pension plans for high income professional and corporations from 1975-2007. He has also been involved with several venture capital companies, including Advanced Spinal Care of Georgia, which provides rehabilitation specialists for patients with back, spine or joint problems and MUS of the Georgia Surgery Center, a noninvasive surgical center.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings

In May 2005, the Pennsylvania Securities Commission issued a cease and desist order against Anthony Nicolosi and Medical Connections for violating certain provisions of the Pennsylvania Securities Act  in connection with the sale of its common stock. On September 27, 2005, Anthony Nicolosi and Medical Connections (collectively, the Respondents") entered into a settlement agreement with the Pennsylvania Securities Commission, Docket No. 2005-05-16, without admitting or denying the facts, in which the cease and desist order was prospectively rescinded as to the Respondents, the Respondents were subject to a 3 month bar from contacting investors in Pennsylvania and were assessed $10,000 in legal and administrative costs.

In June 2001, Mr. Nicolosi, voluntarily entered into a Letter of Acceptance, Waiver and Consent with the Financial Industry Regulatory Authority, formerly known as the National Association of Securities Dealers ("FINRA"), No. C07010043-AWC, in which he agreed to be  barred from association with any FINRA member in any capacity.  Without admitting or denying the allegations or findings and solely for the purpose of the proceeding with FINRA,  Mr. Nicolosi consented to the entry of findings that he violated Section 2110 of the FINRA Rules by using improper sales tactics in connection with the sale of securities in 1999.

Code of Ethics

The Company has adopted a Code of Ethics that meets the requirements of Section 406 of the Sarbanes-Oxley Act of 2002.   All officers, directors and employees are bound by the Code of Ethics.  A copy of our Code of Ethics is posted on our website at www.mcthcorporate.com under "Our Company – Code of Ethics."

Board Meetings

The Board of Directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in the Company's day to day operations. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and by reading the reports and other materials that we send them and by participating in Board meetings. Our directors hold office until their successors have been elected and duly qualified; unless the director resigns or by reason of death or other cause is unable to serve in the capacity of director.

The Board meets regularly during the year to review matters affecting our Company and to act on matters requiring Board approval. It also holds special meetings whenever circumstances require and may act by unanimous written consent. During fiscal 2009, there were two formal in person meetings of the Board. However, the Board held several informal meetings throughout the year and took several actions by written consent.  All persons who were serving as directors during fiscal 2009 attended at least 75% of the aggregate of the meetings of the Board and committees of which they were members. At December 31, 2009, the persons serving on our Board were Albert G. Biehl, Anthony J. Nicolosi,  Jeffrey S. Rosenfeld and Robert B. Taylor.

Independence of the Board of Directors

The Board of Directors has determined that all of the directors, with the exception of  Anthony Nicolosi and Jeffrey S. Rosenfeld are "independent directors" as that term is defined in the NASDAQ listing standards. Mr. Rosenfeld and Mr. Nicolosi are not considered independent directors because they are employed as our Chief Executive Officer and President, respectively.

Committees

We currently do not have separately designed audit, nominating or compensation committees or charters for any of these committees.  Based on our size, early development stage and limited financial and human resources, we do not believe that creating committees separate and distinct from our full board of directors would be time or cost-effective at this time.   At this stage in our development, these functions can be adequately performed by our Board of Directors.  Further, we are currently quoted on the OTC Bulletin Board, which does not have any listing requirements mandating the establishment of any particular committees.  Currently, our entire Board acts as the audit committee.  Our board has determined that Mr. Taylor is an "audit committee financial expert’’ as defined under the SEC rules and regulations and is independent as defined under the Nasdaq listing standards.

The duties of the audit committee are performed by our entire board.  Its responsibility includes reviewing our annual and quarterly financial statements with our independent accountants prior to publication and approving non-audit services performed by such independent accountants.

The duties of the compensation committee are performed by our entire board and its responsibility is to assure that the Company’s executive officers are compensated effectively in a manner consistent with the Company’s strategy, competitive practices and shareholder interests. Toward that end, the entire Board (i) will review and approve the compensation of the Company’s Chief Executive Officer and other executive officers, (ii) will review and make recommendations with respect to the Company’s existing and proposed compensation plans, and (iii) will administer grants and awards to employees under the Company’s 2010 Stock Incentive Plan. The Board has not retained a compensation consultant to review its policies and procedures with respect to executive compensation. During the evaluation process, the Compensation Committee does not receive substantial input from the Chief Executive Officer regarding the appropriate level and type of compensation for our executives.

Nominating Committee

We have not established a formal nominating committee at the present time.  Currently, our Chairman performs the functions served by a nominating committee. If a current member of the Board needs to be replaced, a vacancy on the Board needs to be filled, or the size of the Board needs to be increased, the Chairman considers candidates from a variety of sources. The process followed by the Chairman to identify and evaluate candidates may include (a) meetings to evaluate biographical information and background material relating to candidates, (b) requiring candidates to complete questionnaires to elicit information of the type required to be disclosed by us in reports filed with the SEC, (c) conducting background investigations by qualified independent organizations experienced in conducing criminal and civil investigatory reviews, (d) interviews of selected candidates by the Chairman and (e) such other personal and financial reviews and analyses as the Chairman may deem appropriate in connection with the consideration.

The Nominating Committee does not have a formal policy with regard to consideration of diversity in identifying director nominees. The Nominating Committee focuses on selecting the best candidates and endeavors to see that the Board’s membership, as a whole, possesses a diverse range of talents, expertise and backgrounds and represents diverse experiences at the policy-making levels of significant financial, service or commercial enterprises.

Shareholder Nominations to the Board

We do not have a formal policy with regard to the consideration of director candidates recommended by our shareholders. Shareholders who desire to recommend candidates for consideration by our Board should mail or deliver written recommendations to us as follows: Board of Directors, c/o Medical Connections Holdings, Inc., 4800 T Rex Avenue, Suite 300, Boca Raton, FL 33431.  Each recommendation should include biographical information indicating the background and experience of the candidate that qualifies the candidate for consideration as a director. Shareholders who wish to nominate a candidate for election to the our Board, as opposed to recommending a potential nominee for consideration by the Board, are required to comply with the advance notice requirements set forth in Article XIII, Section 7 of our Bylaws.

Pursuant to our Bylaws, a shareholder’s notice for the nomination of a director shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company that are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Exchange Act, as now or hereafter amended; and (b) as to the shareholder giving the notice, (i) the name and record address of such shareholder, (ii) the class and number of shares of capital stock of the Company that are beneficially owned by such shareholder and (iii) any arrangements or understandings between the shareholder and each nominee for director.  We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director of the Company.

Communications with the Board of Directors and Director Attendance at Annual Meetings

Shareholders may communicate with the Board by writing to the Chairman, in care of the Board (or at the shareholder’s option, in care of a specific director), at Medical Connections Holdings, Inc., 4800 T Rex Avenue, Suite 300, Boca Raton, FL 33431.  The Chairman will ensure that all communications to the Board or any particular director (marked and addressed as set forth above) will be delivered to the Chairman or a specified director, as the case may be.

Skills and Qualifications of the Directors

The Board believes that the qualifications of the directors as set forth in their biographies which are listed above and briefly summarized in this section, gives them the qualifications and skills to serve as directors of our Company. Jeffrey Rosenfeld and Anthony Nicolosi have each served as executive officers of companies in the healthcare staffing industry.  Mr. Wallace has experience in the healthcare industry through his venture capital investments and Dr. Biehl is practicing physician with direct experience in the healthcare field.  Mr. Taylor has handled high-level financial matters for hospitals and is a financial expert.

The Board also believes that each of the directors or nominees to serve as a director has other key attributes that are important to an effective Board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion and the commitment to devote significant time and energy to service on the Board and its Committees.

Board Leadership Structure

The Chairman of the Board presides at all meetings of the Board. The Chairman is elected to serve by the remaining directors. Currently, the offices of Chairman of the Board and Chief Executive Officer are separated. Jeffrey S. Rosenfeld, the Chief Executive Officer, and Anthony J. Nicolosi, the Chairman and President, currently serve as the only members of management on the Board. Based on the current size, organizational structure and nature of operations of the Company, the Board believes that maintaining the separation of the offices of the Chairman of the Board and Chief Executive Officer is in the best interests of the Company.

Risk Oversight

The Board is actively involved in oversight of risks that could affect the Company. The Board satisfies this responsibility through reports  from officers and employees responsible for oversight of particular risks within the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

We have no equity securities registered under Section 12(g) of the Securities Exchange Act of 1934, and accordingly, our officers, directors and principal shareholders are not required to file reports under Section 16(a) of the Exchange Act.

EXECUTIVE COMPENSATION

The following table discloses compensation paid during the fiscal year ended December 31, 2009 to our (i) former Chief Executive Officer, (ii) President and (iii) Chief Financial Officer. We refer to these officers as our Named Executive Officers. We currently do not have any other individual employee of the Company designated as an executive officer.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards(1)		Option Awards		All Other Comp(2)	Total
Anthony Nicolosi	2009	$330,209	-	$230	(3)	-		7,302	$337,741
President	2008	$300,000	$90,000	-		-		6,839	$396,839

Brian Neill	2009	$195,450	$12,500	$230,000	(4)	-		-	$437,950
Chief Financial Officer	2008	$112,000		-		$15,000	(5)	-	$127,000

Joseph Azzata(6)	2009	$330,209	$25,000	$230	(3)	-		1,421	$356,860
Former Chief Executive Officer	2008	$300,000	$90,000	-		-		6,839	$396,839

(1) Stock awards and stock options are valued based on the aggregate grant date fair value of the award on the date of grant and are computed in accordance with FASB ASC Topic 718.
(2) Represents the dollar amount of the Company's match to the Named Executive's 401(k) plan.
(3)
Mr. Azzata and Mr. Nicolosi each received 230,000 shares of the Company's Series C preferred stock on Nov. 12, 2009 as compensation for services rendered to the Company. Because the Series C shares are not convertible into shares of the Company's common stock, the shares have been valued based on the par value.

(4) Mr. Neill received 500,000 shares of the Company's stock in June and in November, 2009.
(5) Mr. Neill received a grant of 200,000 options on April 2008. This option grant was cancelled in June 2009.
(6) Mr. Azzata resigned as our Chief Executive Officer on July 16, 2010.

Employment Agreements

On October 5, 2010, we entered into amended and restated employment agreements with Jeffrey S. Rosenfeld, our Chief Executive Officer, Anthony J. Nicolosi, our President and Brian R. Neill, our Chief Financial Officer. The agreements and are for three-year terms, which are subject to an automatic one-year renewal provision after the initial three year term expires, unless the other party gives at least 120 days notice prior to the date of automatic renewal.  Mr. Nicolosi and Mr. Neill receive annual base salaries of $350,000 and $250,000, respectively.  During his first year of employment, Mr. Rosenfeld's annual base salary is $200,000 and increases to $225,000 in his second year and $250,000 in his third year.  These salaries are subject to an annual review by the Board of Directors and each is eligible to receive discretionary bonuses of up to 33% of his base salary.  Each executive is also entitled to receive an annual stock grant of at least one million shares of the Company’s common stock. All are eligible to participate in the benefit plans available to our senior executives.

If an executive’s employment is terminated without cause or by the executive for good reason, the executive will receive a lump sum severance payment equal to one year's annual salary and any accrued but unpaid bonuses upon termination of the executive's employment.  If the executive is terminated after a change of control (as defined in the employment agreement) without cause or if the executive terminates for good reason, he will be entitled to receive one year's annual salary and any accrued but unpaid bonuses in a lump sum payment.

Outstanding Equity Awards at Fiscal Year End

Our Named Executive Officers did not have any unexercised stock options or unvested stock awards as of December 31, 2009.

Director Compensation Table

We do not currently compensate our directors in cash for their service as members of our board of directors. We reimburse our directors for reasonable expenses in connection with meetings of our Board of Directors.

AUDIT COMMITTEE REPORT

This “Audit Committee Report” is not “Soliciting Material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with our management.
2.
The Audit Committee has discussed with DeMeo Young & McGrath ("DeMeo"), our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol 1, AU section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

3.
The Audit Committee has received the written disclosures and the letter from DeMeo required by applicable requirements of the PCAOB regarding DeMeo’s communications with the Audit Committee concerning independence, and has discussed with DeMeo its independence;

4.
Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

Respectfully Submitted,

/s/ Anthony J. Nicolosi, Chairman
/s/ Jeffrey S. Rosenfeld
/s/  Albert G. Biehl
/s/ Robert B. Taylor

Members of the Audit Committee as of March 30, 2010

AMENDMENT TO OUR ARTICLES OF INCORPORATION

The Company's Board of Directors and Majority Shareholders have approved an amendment to our Articles of Incorporation, pursuant to written consent dated as of December 22, 2010, to increase the number of authorized shares of common stock from 125 million to 200 million and our blank check preferred stock from 5 million to 10 million.  A complete text of the amendment to our Articles of Incorporation, is attached hereto as Exhibit A.   This amendment will be effective upon filing with the Florida Secretary of State.  We expect to file this amendment 40 days after mailing this Notice to our shareholders as of the Record Date.

Purpose and Effect of the Amendment

The purpose of the amendment to our Articles of Incorporation is to authorize additional shares of common and preferred stock, so that shares of common stock and preferred stock can be available for use by the Company in connection with ongoing financings, as well as for business purposes, including but not limited to payment to employees, consultants, business partners, for acquisitions and possible new financings.

Our Articles of Incorporation currently authorizes us to issue a total of 125 million shares of common stock and 5 million shares of preferred stock.  As of December 22, 2010, we have 110,112,378 shares of common stock issued and outstanding and 7,394,549 million shares of common stock reserved for potential future issuance in connection with the conversion of our Series A preferred stock into common stock, as well as option and warrant exercises.

Our Articles of Incorporation currently authorizes us to issue a total of 5 million shares of preferred stock, of which  1,000,000 shares have been designated as Series A preferred shares, 1 million shares have been designated as Series B preferred shares and 1,200,000 shares have been designated as Series C preferred shares.  As of December 22, 2010, we have issued and outstanding 55,845 shares of Series A preferred stock, 500,000 shares of Series B preferred stock and 1,200,000 shares of Series C preferred stock.

Because of the continuing need for additional capital and the anticipated growth of our operations, the Board believes that the remaining number of shares of authorized common stock and preferred stock may be insufficient for the Company’s needs. An increase to 200 million shares of common stock and 10 million shares of preferred stock will, it is believed, provide a sufficient number of authorized shares of common stock and preferred stock to meet these needs in the foreseeable future.  In addition, the Board will have additional flexibility to consider a restructuring transaction, such as a recapitalization or reverse stock split, which could better position the Company to attract potential business opportunities and provide the shareholders with the greatest potential return.

Except as disclosed herein, the Board has no immediate plans, understandings, agreements or commitments to issue additional shares of the Company's common stock or preferred stock; however, if the proposed amendment is approved, we may issue additional shares in the future without further shareholder approval, except as may be required under applicable law.  In March 2010, we announced that we had entered into a stock purchase agreement to acquire Trustaff, Inc. ("Trustaff"), an Ohio corporation. If we close the acquisition of Trustaff, we will have an obligation to issue 1.5 million shares of our common stock to the Trustaff shareholders.  However, there can be no assurances that the acquisition will close.

Our Board may determine the terms of preferred shares to be issued including dividend rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters.  If the Board elects to issue additional shares of the Company's common or preferred stock, such issuance could have a dilutive effect on earnings per share, voting power and holdings of our current shareholders. Additionally, the proposed amendment to our articles of incorporation could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this amendment. The proposed increase in the number of shares of common stock or preferred stock may discourage or make it more difficult to effect a change in control of the Company. For example, we could issue additional shares to dilute the voting power of, create voting impediments for, or otherwise frustrate the efforts of, persons seeking to takeover or gain control of the Company, whether or not the change in control is favored by a majority of our unaffiliated shareholders. We could also privately place shares of our common or preferred stock with purchasers who would side with the Board in opposing a hostile takeover bid. The Board is not aware of any attempt to take control of the Company, and this amendment is not being adopted with the intent that it be utilized as a type of anti-takeover device.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our shares of our common stock, Series B preferred stock and Series C preferred stock as of  December 22, 2010 by (i) each Named Executive Officer, (ii) each director, (iii) all of our Named Executive Officers and directors as a group and (iv) each person known by us to be the beneficial owner of more than 5% of our outstanding securities.  Each Named Executive Officers refers to our current Chief Executive Officer, our President and our Chief Financial Officer. Unless otherwise specified, we believe that all persons listed in the table possess sole voting and investment power with respect to all shares of the Company’s common stock that are beneficially owned by them. As of December 22, 2010, we had 110,112,378 shares of our common stock issued and outstanding, 55,845 shares of Series A Preferred Stock, 1,000,000 shares of Series B Preferred Stock and 1,200,000 shares of series C Preferred Stock were issued and outstanding. There is no table for our Series A preferred stock because as of the Record Date, no Named Executive Officer, director or other person known to us who owned more than 5% of our outstanding Series A preferred stock.

Holders of the Company's common stock, Series A preferred stock, Series B preferred stock and Series C preferred stock vote together as a single class on all matters, except the election of directors and as otherwise specified in the Florida Business Corporation Act. Each share of common stock and Series A preferred stock has 1 vote per share, each share of Series B preferred stock has 10 votes per share and each share of Series C preferred stock has 100 votes per share. Each Series A Preferred Share may be exchanged at any time for nineteen (19) shares of the Company’s common stock.  The Series B and Series C preferred stock are not convertible into shares of the Company's common stock.

	Shares Beneficially Owned
	Common Stock		Series B Preferred		Series C Preferred
	Shares	%	Shares	%	Shares	%	% Total Voting Power
Officers and Directors
Anthony Nicolosi	4,289,500	3.89	500,000	100	400,000	33.33	21.00
Brian Neill	2,000,000	1.81	---	---	400,000	33.33	17.86
Jeffrey Rosenfeld	650,000	*	---	---	400,000	33.33	17.20
Albert Biehl	50,000	*	---	---	---	---	*
Robert B. Taylor	25,000	*	---	---	---	---	*
James E. Wallace	---	*	---	---	---	---	*
TOTAL	7,014,500	6.37	500,000	100	1,200,000	100	56.15

* Less than 1%

Change of Control

On July 30, 2010, the Company issued an aggregate of  400,000 shares of its Series C preferred stock to Jeffrey S. Rosenfeld, its Chief Executive Officer as consideration for his entering into an employment agreement with the Company.  The Company issued 400,000 shares of its Series C preferred stock to Brian Neill, its Chief Financial Officer, and 170,000 shares to Anthony Nicolosi, its President as bonuses for services rendered.  Each share of Series C Preferred Stock has 100 votes per share and will vote together with holders of the Company's common stock and Series B Preferred Stock as a single class on all matters presented to the Company's shareholders at an annual or special meeting (or pursuant to written consent), except with respect to the matters relating to the election of directors. The holders of a majority of shares of the Company's Series C Preferred Stock will have the right to appoint a majority of the directors serving on the Company's Board. The Series C Preferred Stock does not have any dividend or liquidation preferences. As a result of the issuance of the Series C Preferred Stock, the voting ownership of Mr. Neill, Nicolosi and Rosenfeld increased from approximately 33.79% to 66.31% as of July 30, 2010 and this could be deemed to be a "change in control."  As of the Record Date, Mr. Neill, Nicolosi and Rosenfeld owned an aggregate of approximately 56.15% of the Company's voting power.

Transactions with Related Persons, Promoters and Certain Control Persons

During 2009 and 2008, there has not been nor is there currently proposed any transaction or series of similar transactions to which the Company was or will be a party in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company's total assets at year-end for the last two completed fiscal years; and in which any director, executive officer, or shareholder owning more than 5% of our common stock, or any member of their immediate family had or will have a direct or indirect material interest.

Costs of Mailing

The cost of mailing of the Notice of Internet Availability of Information Statement and our Annual Report on Form 10-K will be borne by the Company.

This Information Statement and our 10-K is available at our website located at www.mcthcorporate.com  under the tab for "Investor Relations - Information Statement Materials."

EXHIBIT A

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF MEDICAL CONNECTIONS HOLDINGS, INC.

Pursuant to the provisions of section 607.1006 of the Florida Business Corporation Act, MEDICAL CONNECTIONS HOLDINGS, INC. (the "Corporation"), adopts the following amendment to its Articles of Incorporation:

FIRST:  Article 4.1 of the Articles of Incorporation is hereby amended to read as follows:

4.1           Authorized Shares:  The total number of shares of capital stock that the Corporation has the authority to issue is two hundred ten million (210,000,000) shares; consisting of one two hundred million (200,000,000) shares of common stock $.001 par value per share and ten million (10,000,000) shares of preferred stock, $.001 par value.

The foregoing amendment was authorized and adopted by resolution of the Board of Directors and approved by the shareholders owning a majority of the outstanding voting shares pursuant to the written consent of the shareholders in lieu of a meeting  effective as of _______, 2011. The number of votes cast for the amendment by the shareholders was sufficient for approval.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of this  ___day of  ____, 2011.
MEDICAL CONNECTIONS HOLDINGS, INC.

Name:
Title:

A-1